Exhibit 99.1

ChromaDex and Dartmouth College File Patent Infringement Lawsuit Against Elysium Health

IRVINE, Calif., Sept. 18, 2018 – ChromaDex Corp. (NASDAQ:CDXC), an integrated, science-based, nutraceutical company devoted to improving the way people age with its flagship ingredient NIAGEN® and consumer product TRU NIAGEN®, announced today that ChromaDex, Inc. and Trustees of Dartmouth College filed a patent infringement complaint in the United States District Court for the District of Delaware against Elysium Health, Inc. (“Elysium”). The complaint alleges that Elysium’s BASIS® dietary supplement violates patents that cover compositions containing isolated nicotinamide riboside (“NR”) held by Dartmouth and licensed exclusively to ChromaDex.

Dr. Charles Brenner discovered that nicotinamide riboside (NR) could increase levels of a vital cellular resource, oxidized nicotinamide adenine dinucleotide (NAD+) in humans and was awarded United States patents for his discoveries. ChromaDex is the exclusive licensee to commercialize these patents. The commercialized name of NR is NIAGEN.

“Elysium, a former customer of ChromaDex for NIAGEN®, has, since 2017, been selling BASIS® dietary supplement, that we believe infringes on the patents,” says ChromaDex CEO Rob Fried. “We have confidence in the validity of the licensed patents and in the strength of our intellectual property. As an ethical company, the sales of our safety-reviewed product, TRU NIAGEN® dietary supplement, support the inventor and the academic institution that made this breakthrough possible.”

About ChromaDex:
ChromaDex Corp. is an integrated, global nutraceutical company devoted to improving the way people age. ChromaDex scientists partner with leading universities and research institutions worldwide to uncover the full potential of NAD+ and identify and develop novel, science-based ingredients. Its flagship ingredient, NIAGEN® nicotinamide riboside, sold directly to consumers as TRU NIAGEN®, is backed with clinical and scientific research, as well as extensive IP protection. TRU NIAGEN® is helping the world AGE BETTER®. ChromaDex maintains a website at www.ChromaDex.com to which ChromaDex regularly posts copies of its press releases as well as additional and financial information about the Company.

Important Note on Forward Looking Statements:
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements related to whether Elysium has infringed on ChromaDex’s licensed patents. Other risks that contribute to the uncertain nature of the forward-looking statements are reported in our most recent Forms 10-Q and 10-K as filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and actual results may differ materially from those suggested by these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement and ChromaDex undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

ChromaDex Investor Relations Contact:
Andrew Johnson, Director of Investor Relations
949-419-0288
andrewj@chromadex.com

ChromaDex Media Contact:
Alex Worsham, Director of Strategic Partnerships
949-648-3775
alexw@chromadex.com